EXHIBIT 10.13

AGREEMENT FOR ARRANGING ADDITIONAL ACCORDS

Made and entered into at Kibbutz Sdot Yam on the 20th day of July 2011

Between:	KIBBUTZ SDOT YAM

Sdot Yam Business, Maintenance and Management Cooperative Agricultural Society Ltd.

CaesarStone Quartz Surfaces Limited Partnership

Sdot Yam Plants Cooperative Agricultural Society Ltd. (formerly CaesarStone Cooperative Agricultural Society Ltd.)

Kef-Yam Ltd.

Caesarea Doors Limited Partnership [in liquidation]

Members of Sdot Yam Ltd.

all of Kibbutz Sdot Yam

Telephone: 04-6109250; fax: 04-6361659

(Collectively: “Sdot Yam”)

of the one part;

And:	CAESARSTONE SDOT YAM LTD. Pvte. Co. 51-143950

of Kibbutz Sdot Yam

Telephone: 04-6109217; fax: 04-6364400

(“CaesarStone”)

of the other part;

WHEREAS:	An agreement of principle was signed between the parties on October 21, 2010 (“the Agreement of Principles”); and

WHEREAS:	According to the provisions of Clause 7.1 of the Agreement of Principles, the detailed agreements as same are defined in the Agreement of Principles were signed between the parties; and

WHEREAS:	The parties wish to regulate between themselves a number of additional matters which do not find expression in the detailed agreements, and concurrent therewith to cancel the Agreement of Principles, as more fully described in this Agreement;

Now therefore it is declared, stipulated and agreed by the parties as follows:

1.	Preamble

1.1	The preamble to this Agreement constitutes an integral part hereof.

1.2	Headings in this Agreement have been inserted solely for convenience and no use shall be made thereof in the interpretation of the Agreement.

2.	Condition precedent

2.1	It is agreed by the parties that this Agreement be subject to completion of the public offering as this term is defined below and the Agreement will come into force on the date of completion of offering, which will be deemed below to be: “the Date of Fulfillment of the Condition Precedent”.

2.2	For the removal of doubt it is clarified that until the fulfillment of the condition precedent there will be no validity to this Agreement. If the condition precedent is not fulfilled by December 31, 2011, this Agreement will be deemed to be null and void in all respects as though it had never been signed.

2.3	“Completion of the public offering” for purposes of this Agreement shall be deemed to be the date on which the Company receives the first moneys that will be raised by an initial public offering of the Company’s shares on a stock exchange in the USA (the NASDAQ or the NYSE).

3.	Non-competition

It is agreed between the parties that as long as Sdot Yam Cooperative Agricultural Society or anyone on its behalf jointly hold more than 10% of the share capital of CaesarStone, such entities will not compete, directly or indirectly, with the field of activities of CaesarStone.

4.	New lands in Israel

During a period 7 years commencing on October 21, 2010 and terminating on October 20, 2017, in a case in which CaesarStone wishes to purchase and/or take on leasehold and/or to take on as a lessee additional lands in the Bar-Lev Industrial Zone and/or anywhere else in Israel, in order to erect a plant and/or a new production line thereon (“the New Land”), the provisions set forth below will apply:

4.1	Sdot Yam will, at its expense, purchase the New Land (instead of same being found by the parties jointly in accordance with the Company’s requirements), and it shall erect on the New Land, at its expense, the building (at reasonable timetables and in light of the Company’s needs), to the level of an envelope and the normal standards and according to definitions and needs of the Company in this regard.

4.2	CaesarStone shall be the party which, at its expense, performs all the building construction and the necessary adjustments and adaptations for its specific needs (over and above the level of envelope).

4.3	Sdot Yam will lease the New Land to CaesarStone (including the envelope building that will be erected on it as stated above), under a long-term lease at market conditions and prices.

4.4	The remaining principles of the license / lease agreement that was signed by the parties in relation to the New Land will be similar in essence to the principles of the license / lease agreement that was signed between Sdot Yam and CaesarStone on March 31, 2011, in relation to the lands of the Bar-Lev Plant.

5.	Agreement of principles

It is agreed between the parties that the agreement of principles dated October 21, 2010 is replaced by the detailed agreements and this Agreement, and therefore it is made null and void in all respects.

6.	Miscellaneous

6.1	Breaches of this Agreement shall be governed by the provisions of the Contracts Law (Remedies for Breach of Contract), 5731-1971. The parties agree that Clauses 3, 4, 5 and 6, including all the sub-clauses thereof, constitute basic and fundamental terms and conditions of this Agreement, the breach of which constitutes a material breach of this Agreement.

6.2	This Agreement, as also all the detailed agreements, has been approved by the board of directors of CaesarStone and a meeting of its shareholders.

6.3	This Agreement, as also all the detailed agreements, is not intended to confer rights on any third parties.

6.4	This Agreement embodies and expresses all the principles agreed upon between the parties on the subjects mentioned herein. No promises, accords, agreements, undertakings or representations, verbal or in writing, in regard to the subject matter of this agreement of principles, which were given and made by any of the parties prior to this Agreement being entered into, will be of any force and effect, and from the date of signing of this Agreement will be deemed to be null and void for all intents and purposes. For the removal of doubt it is clarified that nothing contained in this clause has the effect of derogating from and/or prejudicing the force and validity of any of the provisions in the detailed agreements.

6.5	No alteration, amendment or addition to this Agreement will be of any force and effect, unless drawn up in writing under the signature of all the parties.

6.6	The refraining from acting in a case or cases of a breach or breaches will not be deemed to be acquiescence or a waiver of the rights of a party to this Agreement, and no like inference shall be drawn therefrom in relation to similar instances or in relation to other instances.

6.7	Any waiver, extension of time, indulgence or failure to exercise a right under this Agreement will be of force and effect only if drawn up in an express and signed document, and even then will apply only to the case specified in such document and will not derogate from other rights of any party under this Agreement.

7.	Notices and addresses

The addresses of the parties are as set forth in the head of this Agreement of Principles (or any other address that may be given by one of the parties in writing to the other parties). Any notice sent by any party to another according to the aforesaid addresses will be deemed to have been received by the addressee: (a) if sent by registered mail — three (3) business days after the date of posting; (b) if sent by facsimile or by e-mail, one business day after the transmission, provided that the sending party has confirmation regarding transmission of the notice to the addressee.

In witness whereof the parties have hereunto signed:

Kibbutz Sdot Yam	CaesarStone Sdot Yam Ltd.
Sdot Yam Business Maintenance & Management	by Yosef Shiran and Yair Averbuch
Cooperative Agricultural Society Ltd.
CaesarStone Quartz Surfaces Limited Partnership
Sdot Yam Plants Cooperative Agricultural Society Ltd.
Kef-Yam Ltd.
CaesarStone Doors Limited Partnerships [in liquidation]
Members of Sdot Yam Ltd.
represented by Maxim Ohana, Eitan Shahar and Marcelle Shani

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